ATLIS MOTOR VEHICLES, INC
EXHIBIT LIST
INDEX - EX1A-15
UNDERWRITING AGREEMENT - EX1A-1
ARTICLES OF INCORPORATION - EX1A-2A
BYLAWS - EX1A-2B
AMENDMENTS TO BYLAWS - EX1A-3
BOARD RESOLUTION - EX1A-3
INDEPENDENT AUDITOR'S REPORT - EX1A-9
SIGNATURES - EX-96